Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
BRIGHAM EXPLORATION ANNOUNCES SIGNIFICANT THREE FORKS DISCOVERY IN MOUNTRAIL COUNTY, ND
Austin, TX — October 7, 2008 — Brigham Exploration Company (NASDAQ: BEXP) announced that its first Three Forks well in the Williston Basin was a discovery, producing at a recent rate of approximately 892 barrels of oil equivalent per day. Brigham controls approximately 27,780 net acres in the Ross Area, where Brigham has completed four consecutive horizontal Bakken wells, and plans an active development drilling program for the Bakken and Three Forks.
Ross Area Three Forks Discovery — In Mountrail County, North Dakota, Brigham has successfully completed its first Three Forks test, the Adix 25 #1H. The Adix 25 #1H is currently flowing approximately 765 barrels of oil and 760 Mcf of natural gas per day up 7 inch casing. Brigham plans to install production tubing in the well in the next several days. Brigham owns a 32% working and 26% net revenue interest in the Adix 25 #1H. The Adix represents Brigham’s fifth consecutive completion in the Ross Area. The four prior completions were in the Bakken formation, the most recent of which, the Carkuff 22 #1H, commenced production at an initial rate of approximately 1,110 barrels of oil per day.
Bud Brigham, the Chairman, President and CEO stated, “The Adix 25 #1H is a very important discovery for us. This well, combined with the recent Three Forks discoveries drilled in the area by Fidelity to the south and Encore to the west of our Ross Area, likely delineates a second field immediately below the Bakken formation for us to develop on our 27,780 net acres in the Ross Area. Importantly, the Three Forks is a different reservoir from the Bakken, with different attributes; and therefore a different recipe may be optimal for completing these wells. As a result, we may have the opportunity to further optimize the drilling and completion of our Three Forks wells to further enhance performance. Looking forward, development on 320 acre spacing could result in the drilling of 173 net wells to fully develop the Bakken and the Three Forks in the Ross Area. Assuming unrisked potential average reserves of 300,000 to 500,000 barrels per well indicates that we could have the opportunity to develop 42 million to 71 million barrels of oil net to our interest in the Ross Area alone.”
North Stanley Area Three Forks Drilling — Also in Mountrail County, North Dakota, in Brigham’s North Stanley Area, Brigham is participating in another Three Forks well, the Fidelity Grove 11-36H. Brigham retains a 25% working interest in the Fidelity Grove 11-36H, located in section 36 of 158N — 92W, with results expected in late November. The Fidelity Grove 11-36H is approximately three miles west of Brigham’s previously announced Bakken completion at the Brigham operated Johnson 33 1-H, which commenced production at an initial rate of approximately 618 barrels of oil per day. Approximately four miles east of the Fidelity Grove 11-36H, Brigham plans to commence the Afseth 34 #1H in December. Brigham expects to retain a 41% working interest in the Afseth 34 #1H well, which is currently planned as a Three Forks test. Brigham controls approximately 9,096 net acres in the North Stanley Area, and could ultimately drill approximately 28 net wells to develop the Bakken on 320 acre spacing. With success in the Three Forks, a similar number of potential Three Forks wells could be drilled.

Bud Brigham continued, “Also in Mountrail County ND, we have four significant working interest wells being completed in the Parshall/Austin Area. In addition, to the west of the Nesson Anticline we have two operated Bakken wells currently drilling, the Olson 10-15 #1H and the Figaro 29-32 #1H. In this area, we utilized swell packers on the Mrachek 15-22 #1H to stimulate seven intervals in the Bakken, which commenced production at 727 barrels of oil equivalent per day. Since that time, we’ve experienced improved well performance as a result of increasing our completions to twelve or thirteen intervals. We plan to stimulate approximately 20 intervals in the Olson 10-15 #1H and the Figaro 29-32 #1H wells, using swell packers in 8,000 to 9,000 foot laterals.”
About Brigham Exploration
Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore for and develop onshore domestic oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.
Forward Looking Statement Disclosure
Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward looking statements include our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward looking statements may be expressed differently. All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager (512) 427-3300